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                                                                    EXHIBIT 1.01

                                 TERMS AGREEMENT

                                                              May 27, 2003

Citigroup Global Markets Holdings Inc.
388 Greenwich Street
New York, New York 10013

Attention:  Treasurer

Dear Sirs:

         We understand that Citigroup Global Markets Holdings Inc., a New York corporation (the "Company"), proposes to issue and sell $45,000,000 aggregate principal amount of its 7.0% Select EQUity Indexed NoteS(SM) based upon the common stock of Intel Corporation due May 27, 2005 (the "SEQUINS"). Subject to the terms and conditions set forth herein or incorporated by reference herein, Citigroup Global Markets Inc. (the "Underwriter") offers to purchase 4,500,000 SEQUINS in the principal amount of $43,650,000 at 97% of the principal amount. The Closing Date shall be May 30, 2003 at 9:00 a.m. at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006.

         The SEQUINS shall have the following terms:

Title: 7.0% Select EQUity Indexed NoteS(SM) based upon the common stock of Intel Corporation due May 27, 2005

Maturity:                             May 27, 2005

Maturity Payment:                     Holders of the SEQUINS will be entitled to
                                      receive at maturity the Maturity Payment
                                      (as defined in the Prospectus Supplement dated May 27, 2003 relating to the SEQUINS)

Interest Rate:                        7.0% per annum

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Interest Payment Dates:               August 27, 2003, November 27, 2003,
                                      February 27, 2004, May 27, 2004, August
                                      27, 2004, November 27, 2004, February 27,
                                      2005 and May 27, 2005

Regular Record Dates:                 August 20, 2003, November 20, 2003,
                                      February 20, 2004, May 20, 2004, August
                                      20, 2004, November 22, 2004, February 21,
                                      2005 and May 20, 2005

Initial Price To Public:              100% of the principal amount thereof, plus
                                      accrued interest from May 30, 2003 to date of payment and delivery

Call Option:                          Beginning June 1, 2004, the Company may
                                      call the SEQUINS in whole, and not in
                                      part, for cash in an amount that, together with all other payments made on the SEQUINS from the date of issuance to and including the call date, will provide a yield to call of 14.0% per annum
                                      (compounded annually)

Trustee:                              The Bank of New York

Indenture:                            Indenture, dated as of October 27, 1993,
                                      as amended from time to time

         All the provisions contained in the document entitled "Salomon Smith Barney Holdings Inc. -- Debt Securities -- Underwriting Agreement Basic Provisions" and dated December 1, 1997 (the "Basic Provisions"), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

         Basic Provisions varied with respect to this Terms Agreement:

(A) All references to "Salomon Smith Barney Holdings Inc." in the Basic Provisions shall refer to the Company.

(B) Notwithstanding the provisions set forth in Section 3 of the Basic Provisions, the Company and the Underwriter hereby agree that the Securities will be in the

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         form of Book-Entry Notes and shall be delivered on May 30, 2003 against payment of the purchase price to the Company by wire transfer in immediately available funds to such accounts with such financial institutions as the Company may direct.

(C) Paragraph 4(j) of the Basic Provisions shall be amended and restated as follows: "The Company will not, without the consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertaking for such securities, of the Company, in each case that are substantially similar to the Securities or any security convertible into or exchangeable for the SEQUINS or such substantially similar securities, during the period beginning the date of the Terms Agreement and ending the Closing Date."

(D) Paragraph 5(g) of the Basic Provisions shall be amended and restated as follows: "You shall have received on the Closing Date letters from PricewaterhouseCoopers LLP and KPMG LLP covering the matters set forth in Exhibit II hereto, with respect to the Registration Statement and the Prospectus at the time of the Terms Agreement."

         The Underwriter hereby agrees in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

         Marcy Engel, Esq., is counsel to the Company. Cleary, Gottlieb, Steen & Hamilton is counsel to the Underwriter. Cleary, Gottlieb, Steen & Hamilton is special tax counsel to the Company.

         Please accept this offer no later than 9:00 p.m. on May 27, 2003, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

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         "We hereby accept your offer, set forth in the Terms Agreement, dated
May 27, 2003, to purchase the SEQUINS on the terms set forth therein."

                                                   Very truly yours,

                                                   CITIGROUP GLOBAL MARKETS INC.

                                                   By: /s/ Ramesh K. Menon
                                                       -------------------------
                                                       Name:  Ramesh K. Menon
                                                       Title: Managing Director

    ACCEPTED:

    CITIGROUP GLOBAL MARKETS HOLDINGS INC.

    By: /s/ Mark Kleinman
        ---------------------------
        Name:  Mark Kleinman
        Title: Executive Vice President and Treasurer

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